As filed with the Securities and Exchange Commission on March 4, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

Bermuda	98-0438382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CLARENDON HOUSE
2 Church Street, Hamilton
HM 11, Bermuda
(441) 296-1431
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

DANIEL PENN, ESQ.
c/o CME Development Corporation
81 Aldwych
London WC2B 4HN
England
011-44-20-7430-5430
011-44-20-7430-5403 (Facsimile)
(Name, address, including zip code, and telephone number, including area code, of agent for service):

Copies to:
ROBERT L. KOHL, ESQ.
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
(212) 940-6380
(212) 940-6557 (Facsimile)

Approximate Date of Commencement of Proposed Sale to the Public : From time to time after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration Fee
Class A Common Stock, par value $.08 per share	(1)	(1)	(1)	(1)

(1)
An unspecified amount of shares of Class A common stock to be offered at indeterminate prices is being registered pursuant to this registration statement. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and 457(r).

PROSPECTUS

Class A Common Stock

We may issue shares of our Class A common stock, and we or any selling security holders may offer and sell shares of our Class A common stock from time to time in one or more offerings. This prospectus describes the general terms of our Class A common stock and the general manner in which these securities will be offered. We will provide the specific manner in which these shares will be offered in supplements to this prospectus, which may also supplement, update or amend information contained in this document. You should read this prospectus and the applicable prospectus supplement before you make any investment.

We and any selling security holders may offer shares of our Class A common stock in amounts and at prices determined at the time of offering. The shares may be sold directly to you, through agents or through underwriters and dealers. If agents, underwriters or dealers are used to sell the shares, we will name them and describe their plan of distribution and compensation in a prospectus supplement.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “CETV”.  On February 27, 2009, the last reported sale price of shares of Class A common stock on the Nasdaq Global Select Market was $6.36 per share.

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Investing in the shares involves certain risks. You should fully consider the risk factors included in our most recent periodic reports filed with the U.S. Securities and Exchange Commission, which are incorporated herein by reference, and in the accompanying prospectus supplement, if any.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is March 4, 2009.

You should rely only on the information contained in this prospectus, in an accompanying prospectus supplement or incorporated by reference herein or therein.  We have not authorized anyone to provide you with information or make any representation that is different.  If anyone provides you with different or inconsistent information, you should not rely on it.  This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate, and this prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation.  You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is correct on any date after the respective dates of the prospectus and such prospectus supplement or supplements, as applicable, even though this prospectus and such prospectus supplement or supplements are delivered or shares of Class A common stock are sold pursuant to the prospectus and such prospectus supplement or supplements at a later date.  Since the respective dates of the prospectus contained in this registration statement and any accompanying prospectus supplement, our business, financial condition, results of operations and prospects may have changed.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we or selling security holders may sell the shares described in this prospectus in one or more offerings. This prospectus provides you with a general description of the shares of our Class A common stock that we or selling security holders may offer. Each time we or selling security holders sell shares, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Unless the context otherwise indicates, the terms “CME,” “we,” “us,” and “our” refer to Central European Media Enterprises Ltd. and our subsidiaries and affiliates.  The term “EU” refers to the European Union.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our filings with the SEC are available to the public on the Internet at the SEC’s website at http://www.sec.gov.  You may also read and copy any document that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room and their copy charges.

The information incorporated by reference herein is an important part of this prospectus.  Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC prior to the termination of this offering, modifies or replaces such information.  The following documents filed with the SEC are incorporated by reference into this prospectus, except for any document or portion thereof “furnished” to the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2008; and

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all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the termination of an offering under this prospectus.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), write us at the following address or call us at the telephone number listed below:

CME Development Corporation
Attn: Corporate Secretary
Aldwych House
81 Aldwych, London
WC2B 4HN, England
011-44-20-7430-5430

We also maintain a website at http://www.cetv-net.com through which you can obtain copies of documents that we filed with the SEC.  The contents of that website are not incorporated by reference in or otherwise a part of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements, including statements regarding our capital needs, business strategy, expectations and intentions. Statements that use the terms “believe”, “anticipate”, “expect”, “plan”, “estimate”, “intend” and similar expressions of a future or forward-looking nature identify forward-looking statements for purposes of the U.S. federal securities laws or otherwise. For these statements and all other forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Forward-looking statements reflect our current views with respect to future events and because our business is subject to such risks and uncertainties, actual results, our strategic plan, our financial position, results of operations and cash flows could differ materially from those described in or contemplated by the forward-looking statements contained in this report.

Important factors that contribute to such risks include, but are not limited to, the following: the effect of the credit crisis and economic downturn in our markets as well as in the United States and Western Europe; decreases in television advertising spending and the rate of development of the advertising markets in the countries in which we operate; the impact of any additional investments we make in our Bulgaria, Croatia and Ukraine operations; our effectiveness in implementing our strategic plan for the Studio 1+1 group in Ukraine; our ability to make future investments in television broadcast operations; our ability to develop and implement strategies regarding sales and multi-channel distribution; changes in the political and regulatory environments where we operate and application of relevant laws and regulations; the timely renewals of broadcasting licenses and our ability to obtain additional frequencies and licenses; and our ability to acquire necessary programming and attract audiences. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.

OUR COMPANY

We have over 14 years of experience owning and operating leading commercial television stations in Central and Eastern Europe.  We own and operate 18 television channels in seven Central and Eastern European countries:  Bulgaria, the Czech and Slovak Republics, Slovenia, Romania, Croatia, and Ukraine (the first five of which are members of the EU).  Our television channels reach an aggregate of approximately 87.6 million people and we estimate our markets had a combined television advertising spend of approximately US$ 2.1 billion in 2008.

We were incorporated under the laws of Bermuda on June 15, 1994.  Article 6 of our Memorandum of Association states our objective to, among other things, act as and perform all of the functions of a holding company and to provide financing and financial services to our subsidiaries and affiliates.  We are registered with the Registrar of Companies in Bermuda with registration number 19574.  Our website is located at www.cetv-net.com. The information on our website is not part of this prospectus.

Our registered office is located at Clarendon House, Church Street, Hamilton HM 11 Bermuda, and our telephone number is +1-441-296-1431.  Certain of our subsidiaries maintain offices at 81 Aldwych, London, WC2B 4HN, United Kingdom, telephone number +44-20-7430-5430, and at Dam 5B, 1012 JS Amsterdam, The Netherlands.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the shares of our Class A common stock for general corporate purposes, unless otherwise set forth in the applicable prospectus supplement.  We will not receive any proceeds from the sale of any shares of Class A common stock by selling security holders.

SELLING SECURITY HOLDERS

The shares of our Class A common stock covered by this prospectus include shares that may be offered or sold by holders of shares of our Class A common stock. In such a case, we will provide you with a prospectus supplement naming the selling security holders, the amount of shares of Class A common stock to be registered and sold and any other terms of the shares being sold by each selling security holder. A selling security holder may resell all, a portion or none of such holder’s securities at any time and from time to time in an offering covered by this prospectus and the accompanying prospectus supplement. Selling security holders may also sell, transfer or otherwise dispose of some or all of these securities in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). We may pay all expenses incurred with respect to the registration of shares owned by selling security holders, other than underwriting fees, discounts or commissions, which will be borne by the selling security holder.

DESCRIPTION OF CAPITAL STOCK

As of February 27, 2009 our authorized share capital was 120,000,000 shares, which consists of (i) 100,000,000 shares of Class A common stock, par value $.08 per share (which we refer to as Class A common stock), (ii) 15,000,000 shares of Class B common stock, par value $.08 per share (which we refer to as Class B common stock), and (iii) 5,000,000 preferred shares, par value $.08 per share (which we refer to as “Preferred Stock”).  As of February 27, 2009 there were 36,024,273 shares of Class A common stock issued and outstanding, 6,312,839 shares of Class B common stock issued and outstanding and no shares of Preferred Stock issued and outstanding.  The following statements are summaries of certain provisions of our memorandum of association, bye-laws and the Companies Act 1981, as amended, of Bermuda (the “Companies Act”).  These summaries do not purport to be complete and are qualified in their entirety by reference to all of the provisions of our memorandum of association and bye-laws, copies of each of which have been filed or incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2008.  Prospective investors are urged to read the exhibits for a complete understanding of our memorandum of association and bye-laws.

Class A Common Stock

The holders of shares of Class A common stock are entitled to one vote per share and are entitled to vote as a single class together with the holders of shares of Class B common stock on all matters subject to shareholder approval, except that the holders of shares of Class A common stock and the holders of shares of Class B common stock will each vote as a separate class with respect to any proposed “going private” transactions (as defined in our bye-laws and summarized below) between us and Ronald S. Lauder or any of his Affiliates (as defined below); and with respect to any matter requiring class voting by the Companies Act.  The holders of issued shares of Class A common stock are entitled to receive dividends as and when declared by our Board of Directors, pari passu with the holders of shares of Class B common stock, out of funds legally available therefor, subject to any preferred dividend right of the holders of any preferred stock.  Under Bermuda law, a company’s board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.  The holders of shares of Class A common stock have no preemptive or cumulative voting rights and no rights to convert their shares of Class A common stock into any other securities.  In the event of our dissolution or winding up, the holders of shares of Class A common stock are entitled to receive and share ratably and equally in our remaining assets, if any, pari passu with the holders of shares of Class B common stock, after the payment of all of our debts and liabilities and subject to any liquidation preference on any issued and outstanding shares of Preferred Stock.

Our bye-laws provide that our board may in its absolute discretion and without assigning any reason refuse to register the transfer of any shares of Class A common stock to more than 4 (four) joint holders, or if the transfer of such shares is restricted by an employee plan.  Our Board of Directors may decline to recognize any instrument of transfer unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require.  Subject to the foregoing, a holder of shares of Class A common stock may transfer the title to all or any of his shares by an instrument of transfer in the usual or common form or in any other form approved by the Board of Directors.  The instrument of transfer must be signed by the transferor and the transferee, although our Board of Directors may accept the instrument signed only by the transferor.

Our bye-laws further provide that nothing in the bye-laws shall impair the settlement of transactions entered into through the facilities of the Nasdaq Global Select Market except as provided by such exchange.

A register of holders of shares of Class A common stock is maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by our transfer agent, American Stock Transfer and Trust Company.

Class B Common Stock

The holders of shares of Class B common stock are entitled to ten votes per share and are entitled to vote as a single class together with the holders of shares of Class A common stock on all matters which are subject to shareholder approval, except that the holders of the shares of Class A common stock and the holders of shares of Class B common stock will each vote as a separate class with respect to any proposed “going private” transactions (as defined in our bye-laws and summarized below) between us and Ronald S. Lauder or any of his Affiliates (as defined below) and any matter requiring class voting by the Companies Act.  The holders of the issued shares of Class B common stock are entitled to receive dividends as and when declared by the Board of Directors, pari passu with the holders of shares of Class A common stock, out of funds legally available therefor, subject to any preferred dividend right of the holders of any preferred stock.  Under Bermuda law, a company’s board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.  The holders of the shares of Class B common stock have no preemptive or cumulative voting rights.  The holders of the shares of Class B common stock have the right to convert their shares of Class B common stock into shares of Class A common stock at their election and on a one to one basis, and all shares of Class B common stock will automatically convert into shares of Class A common stock on a one to one basis when the number of shares of Class B common stock represent less than 10% of the combined total number of shares of Class A common stock and shares of Class B common stock issued and outstanding.  Shares of Class B common stock may be transferred only to (i) other original holders of shares of Class B common stock; (ii) to members of the immediate family of the original holder by gift, devise or otherwise through laws of inheritance, descent or distribution, to a trust established by the holder for the holder’s family members, to corporations of which the majority of beneficial owners are or will be owned by the holders of shares of Class B common stock and to a corporation or other entity the majority of the beneficial owners of which are or will be owned by holders of shares of Class B common stock; (iii) in the case where the holder of shares of Class B common stock is a corporation, to its shareholders; (iv) in the case where the holder of shares of Class B common stock is a partnership, to its partners; and (v) to any person who would be a Permitted Transferee through a series of permitted transfers (all of the foregoing referred to as a “Permitted Transferee”).  Any other transfer of shares of Class B common stock is void.  However, as discussed above, a holder of shares of Class B common stock may convert his or her shares into shares of Class A common stock as permitted by our bye-laws and transfer such shares of Class A common stock as permitted by law.  A transfer by an original holder of shares of Class B common stock which is either a corporation or a partnership of more than 50% of the equity interest in such corporation or partnership to other than a Permitted Transferee shall result in an automatic conversion of all shares of Class B common stock held by such corporation or partnership into an equal number of shares of Class A common stock.  We are entitled to seek specific enforcement of such conversion of shares of Class B common stock into shares of Class A common stock upon the failure of any holder and/or transferee of shares of Class B common stock to comply with such conversion.  In such event, we are entitled to recover from the holder and the transferee who failed to comply with such conversion, jointly and severally, the court costs, reasonable attorneys’ fees and other costs and expenses incurred by it in connection with the obtaining of such specific enforcement.  In the event of our dissolution or winding up, the holders of shares of Class B common stock are entitled to receive and share ratably and equally in our remaining assets, if any, pari passu with the holders of our shares of Class A common stock, after the payment of all of our debts and liabilities and subject to any liquidation preference on any issued and outstanding shares of Preferred Stock.

A “going private” transaction is any “Rule 13e-3 Transaction,” as that term is defined in Rule 13e-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended, between us and (i) Ronald S. Lauder, (ii) any Affiliate of Mr. Lauder, as defined below or (iii) any group consisting of Mr. Lauder or Affiliates of Mr. Lauder.

An Affiliate of Ronald S. Lauder is (i) any individual or entity who or that, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with Mr. Lauder, (ii) any corporation or organization (other than CME or a majority owned subsidiary of CME) of which Mr. Lauder is an officer or a partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which Mr. Lauder has a substantial beneficial interest, (iii) any trust or other estate in which Mr. Lauder has a substantial beneficial interest or as to which Mr. Lauder serves as trustee or in a similar fiduciary capacity or (iv) any relative or spouse of Mr. Lauder, or any relative of such spouse, who has the same residence as Mr. Lauder.

The transfer agent and registrar for our shares of Class B common stock is Codan Services Limited of Hamilton, Bermuda.

Preferred stock

Subject to the Companies Act and our memorandum of association and bye-laws, shares of our Preferred Stock may be issued from time to time as determined by our Board of Directors, without shareholder approval.  Such shares of Preferred Stock may be issued in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions, as may be fixed by our Board of Directors.  While our Board of Directors has no current intention of doing so, our Board of Directors, without shareholder approval, could issue shares of Preferred Stock with voting and conversion rights which could adversely affect the benefit of any voting power and the benefit of other rights of the holders of shares of Class A common stock and which could be used by us as an anti-takeover measure such as a “poison pill” without any further action by the holders of shares of Class A common stock.  This may have the effect of delaying, deferring or preventing a change of control of CME by increasing the number of shares necessary to gain control of us.  At the date of this prospectus, the Board of Directors has not authorized the issuance of any shares of Preferred Stock and we have no agreements or understanding for the issuance of any shares of Preferred Stock.

Meetings of shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year.  Bermuda law provides that a special general meeting of shareholders may be called by the board of directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.  Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting.  Our bye-laws provide that our Board of Directors may convene an annual general meeting or a special general meeting.  Under our bye-laws, in general, at least 14 clear days’ notice of an annual general meeting or a special general meeting must be given to each shareholder entitled to vote at such meeting.  This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed:  (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting.  The quorum required for a general meeting of shareholders is such number of shareholders holding a majority of the total issued voting shares and present in person or by proxy.

Variation of rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either:  (i) with the consent in writing of the holders of at least 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by at least 75% of the votes cast at a separate general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present.  Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares.

Capitalization of profits and reserves

Pursuant to our bye-laws, our Board of Directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for dividend or distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro-rata to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full partly paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Anti-takeover protections

Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors.  These provisions provide for discretion conferred upon our Board of Directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval.  This could impede the ability of one or more shareholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control of our management.  Our bye-laws also establish an advance notice procedure for the nomination, other than by or at the direction of our Board of Directors, of candidates for election as directors.  These provisions could make it more difficult for a third party to acquire us, even if the third party’s offer may be considered beneficial by many shareholders.  As a result, shareholders may be limited in their ability to obtain a premium for their shares.

Amendment of memorandum of association and bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders.  Our bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our Board of Directors and by an ordinary resolution of the holders of shares of Class A common stock and shares of Class B common stock voting together as a single class.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of the company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act.  Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court.  An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose.  No application may be made by shareholders voting in favor of the amendment.

Differences in corporate law

Bermuda law and the Companies Act differ in certain respects from laws generally applicable to United States corporations and their shareholders.  Set forth below is a summary of certain material differences between Bermuda law and Delaware corporate law.  The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us or our shareholders.

Fiduciary Duty; Interested Directors.  Under Bermuda law, at common law, the directors of a Bermuda company owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and to exercise their powers and fulfill the duties of their office honestly.  This duty includes the following elements:  (i) a duty to act in good faith in the best interests of the company; (ii) a duty not to make a personal profit from opportunities that arise from the office of director; (iii) a duty to avoid conflicts of interest; and (iv) a duty to exercise powers for the purpose for which such powers were intended.  In addition, the Companies Act imposes a specific duty on directors and officers of a Bermuda company to act honestly and in good faith with a view to the best interests of the company and requires them to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  The Companies Act also imposes various duties on officers of a company with respect to certain matters of management and administration of the company.  Our bye-laws provide that no director or officer shall be disqualified by his office from entering into a contract or arrangement with us nor can such director be liable to us for any profit realized pursuant to such a transaction provided the nature of such director’s or officer’s interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors.  Under Delaware law no such transaction would be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the stockholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.  Under Delaware law, such interested director could be held liable for any transaction for which such director derived an improper personal benefit.

Amalgamation, Merger and Other Business Combinations.  We may acquire the business of another Bermuda company similarly exempt from Bermuda taxes or a company incorporated outside Bermuda and carry on such business when it is within the objects of our memorandum of association.  We may amalgamate with another Bermuda company or with a company incorporated in another jurisdiction which permits such a company to amalgamate with a Bermuda company, subject to board and certain shareholder approval (except for an amalgamation between certain affiliates).  Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting to consider the amalgamation, apply to the Supreme Court of Bermuda to appraise the fair value of such shareholder’s shares.  Under Delaware law, with certain exceptions, any merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued shares entitled to vote.  Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder (as determined by a court or by agreement of the corporation and the stockholder) in lieu of the consideration such stockholder would otherwise receive in the transaction.  Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (i) in exchange for the assets of the business to be acquired, (ii) in exchange for the issued stock of the corporation to be acquired or (iii) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation.

Takeovers.  Under Bermuda law, an acquiring party is generally able to acquire compulsorily the shares of minority shareholders in the following ways:

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By a procedure under the Companies Act known as a “scheme of arrangement”.  A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of shares, representing in the aggregate a majority in number and at least 75% in value of the shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement.  The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court.  If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of shares could be compelled to sell their shares under the terms of the scheme of arrangement.

•
If the acquiring party is a company, it may compulsorily acquire all the shares of the target company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries.  If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice require any non-tendering shareholder to transfer its shares on the same terms as the original offer.  In those circumstances, non-tendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•
Where one or more parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders.  When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares.  This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.  Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any 90% or more owned subsidiary.  Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Shareholder’s Suit.  The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many United States jurisdictions.  Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda.

However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond the corporate power of the Company or is illegal or would result in the violation of our memorandum of association or bye-laws.

Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than that which actually approved it.  When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.  Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law.  In such actions, the court has discretion to permit the winning party to recover attorney fees incurred in connection with such action.

Indemnification of Directors and Officers.  Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company.  Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.  Our bye-laws provide that our directors, officers, any person appointed to any committee by the board of directors and certain other persons (and their respective heirs, executors or administrators) in their capacity as such shall be indemnified and held harmless by us in respect of their acts or omissions, except in respect of their fraud or dishonesty.  Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director’s duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit.  Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

Our bye-laws also provide that our shareholders waive any claim or right of action that they might have, both individually and on our behalf, against any of our directors or officers in relation to any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer.  Our bye-laws provide that the indemnity and waiver of claims provided in our bye-laws shall extend, as a matter of contract, between each shareholder and each former director and officer of the Company (and their respective heirs, executors or administrators) to any act done, purported to be done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trust by the former directors or officers of the Company.  The indemnification provided in our bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Inspection of Corporate Records.  Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda which will include our memorandum of association (including its objects and powers) and any alteration to the memorandum of association and documents relating to an increase or reduction of authorized capital.  The shareholders have the additional right to inspect the bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders.  Our register of members is also open to inspection by members of the public without charge.  We are required to maintain our register of members in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside Bermuda.  We are required to keep at our registered office a register of our directors and officers which is open for inspection to shareholders and to members of the public without charge.  Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.  Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Certain other provisions of Bermuda law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes.  This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in or out of Bermuda or to pay dividends to United States residents who are holders of shares of our Class A common stock.  General permission under the Exchange Control Act 1972 (and its related regulations) was obtained by the Company from the Bermuda Monetary Authority for the issue and transfer of shares of Class A common stock to and between non-residents of Bermuda for exchange control purposes provided our shares of Class A common stock remain listed on an appointed stock exchange, which includes the National Association of Security Dealers Automated Quotations System (NASDAQ).

In addition, under the Exchange Control Act 1972 (and its related regulations), the Bermuda Monetary Authority has now granted general permission, where equity securities of a Bermuda company are and remain listed on an appointed stock exchange, for the issue and subsequent transfer of any securities of the company from and/or to a non-resident of Bermuda for so long as any equity securities of the company remain so listed.

The Bermuda Monetary Authority has also granted consent for the issue and transfer of up to 20% of the shares of our Class A common stock in issue from time to time to persons resident in Bermuda for exchange control purposes without the need to obtain prior approval.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals.  In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting.  Notwithstanding the recording of any such special capacity we are not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

We will take no notice of any trust applicable to any of our shares whether or not we had notice of such trust.

MATERIAL BERMUDA AND UNITED STATES
FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a general summary of the material income tax consequences of an investment in the shares of Class A common stock under United States federal income tax laws and Bermuda tax laws.  Investors should appreciate that the taxation consequences for investors may be otherwise than as stated below.  Investors should consult their professional advisers on the possible tax consequences of their purchasing, holding or selling the shares of Class A common stock under state and local tax laws, or under the laws of their countries of citizenship, residence, ordinary residence or domicile.

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares.  The Company is not subject to stamp duty on the issue, transfer or redemption of its shares.

We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

United States Tax Considerations

The following is a summary of material United States federal income tax consequences of the ownership of the shares of Class A common stock, as of the date hereof.  This discussion only applies to holders that hold the shares of Class A common stock as capital assets.

This discussion does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company,

•	a person that owns, or is deemed to own, 10% or more of the voting power of all classes of our stock;

•	a person holding the shares of Class A common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a United States holder whose "functional currency" is not the U.S. dollar;

•	a “controlled foreign corporation”;

•	a “passive foreign investment company”; or

•	a United States expatriate.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of the Class A common stock that is:

•	an individual citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of the Class A common stock (other than a partnership) that is not a U.S. holder.

If a partnership holds the Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  If you are a partner of a partnership holding the Class A common stock, you should consult your own tax advisors.

The discussion below is based on the Internal Revenue Code of 1986, as amended to the date hereof (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, changes to any of which subsequent to the date of this prospectus may affect, perhaps retroactively, the tax consequences described herein.  This discussion is not intended to constitute a complete analysis of all tax considerations relevant to an investment in the shares of Class A common stock.  It does not take into account the individual circumstances of any particular prospective investor, nor does it address any aspect of estate or gift tax laws or of state, local or foreign tax laws.  We are not seeking a ruling from the U.S. Internal Revenue Service (“IRS”) or an opinion of legal counsel as to any tax matters discussed below.  We strongly urge you to consult your own tax advisor for advice concerning the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under state, local or foreign tax laws.

U.S. Holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder.

Taxation of Distributions on Shares of Class A Common Stock

If we make any distributions on our Class A common stock (other than certain pro rata distributions of shares of Class A common stock), you generally will be required to include the amount of such distribution in gross income as a taxable dividend to the extent such distribution is paid from our current or accumulated earnings and profits as determined applying United States federal income tax principles.  Subject to the rules described below under “Passive Foreign Investment Company,” distributions in excess of our earnings and profits generally will first be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your shares of Class A common stock, and then as gain from the sale or exchange of a capital asset.  The amount of the dividend generally will be treated as foreign source passive income for foreign tax credit purposes.  The dividend will not be eligible for the dividends received deduction generally allowed to U.S. corporations under the Code.  For U.S. holders who are individuals, such dividends should qualify for preferential rates of taxation (currently in effect until December 31, 2010), provided that our common stock continues to trade on the NASDAQ or another established United States securities market and the U.S. holder satisfies certain holding period requirements.

Sale, Exchange or Redemption of Shares of Class A Common Stock

Upon the sale, exchange, redemption or other taxable disposition of any shares of our Class A common stock, you generally will recognize capital gain or loss (subject to the rules discussed below under “Passive Foreign Investment Company”) equal to the difference between the amount of cash and the fair market value of any property you received upon such disposition and your adjusted tax basis in such shares.  Such capital gain or loss will be treated as U.S.-source gain or loss for purposes of computing your foreign tax credit limitation, and will be long-term capital gain or loss if your holding period in the shares is more than one year, and otherwise will be short-term capital gain or loss.

Passive Foreign Investment Company

We believe that we will not be classified as a “passive foreign investment company” (“PFIC”) under U.S. tax laws for the current year and we expect to operate in a manner as to not become a PFIC in the future.  We will be classified as a PFIC as to you if, for any of our taxable years during which you own shares of Class A common stock, either 75% or more of our annual gross income is passive income, or 50% or more of the average quarterly value of our assets produce or are held for the production of passive income.  Passive income for purposes of the PFIC rules generally includes dividends, interest and other types of investment income.  In applying the income and asset tests, we will be treated as receiving a proportionate share of the income and as owning a proportionate share of the assets of each foreign corporation in which we own 25% or more in value of the stock.

If we become a PFIC at any time while you hold shares of Class A common stock, then, unless you make a special tax election (described below) for the year in which we become a PFIC (or unless your shares of Class A common stock are otherwise required to be marked-to-market for U.S. federal income tax purposes), you will be subject to special rules generally intended to eliminate any benefits from the deferral of U.S. federal income tax that you might otherwise derive from investing in a foreign corporation that does not distribute all of its earnings on a current basis.  Upon a disposition of shares of our Class A common stock, any gain recognized by you would be allocated ratably over your holding period for shares of our Class A common stock.  The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income.  The amount allocated to each other taxable year would be taxed to you at the highest tax rate in effect for such year, and an interest charge would be imposed on your resulting tax liability allocated to such taxable year.  Any distributions on shares of our Class A common stock would not be eligible for preferential rates of taxation as described above under “Taxation of Distributions on Shares of Class A Common Stock.” Further, any distributions in respect of shares of our Class A common stock in excess of 125 percent of the average of the annual distributions received by you during the preceding three years or your holding period in shares of our Class A common stock, whichever is shorter, would be subject to taxation as described above with respect to the sale or other disposition of shares of Class A common stock.

If you own shares of Class A common stock in the year (if any) in which we become a PFIC, then you would be eligible to make a mark-to-market election, provided that shares of our common stock continue to trade on the NASDAQ.  If you were to make the mark-to-market election, you would include each year, as ordinary income, the excess, if any, of the fair market value of your shares of Class A common stock at the end of the taxable year over your adjusted tax basis, and would be permitted an ordinary loss in respect of the excess, if any, of your adjusted tax basis in your shares of Class A common stock over the fair market value of your shares of Class A common stock at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election).  Your tax basis in your shares of Class A common stock would be adjusted to reflect any such income or loss amounts.  Any gain recognized on the sale or other disposition of your shares of Class A common stock would be treated as ordinary income.

You are urged to consult your tax advisor concerning the potential application of the PFIC rules, including the availability and consequences of making the elections discussed above.

Backup Withholding and Information Reporting

Unless you are an “exempt recipient” (generally, corporations and certain other persons who, when required, demonstrate their exempt status), you generally will be subject to information reporting with respect to payments of dividends (if any) on shares of our Class A common stock and proceeds from the sale, exchange or other disposition of our Class A common stock.  You will also be subject to backup withholding on such payments at the applicable statutory rate (currently, 28%) if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable certification requirements.  Backup withholding tax is not an additional tax and may be credited against your regular U.S. federal income tax liability or refunded by the IRS.  You should consult your tax advisor regarding the application of these rules.

Non-U.S. Holders

The following is a summary of certain United States federal tax consequences that will apply to you if you are a non-U.S. holder.

Income and Gain on Shares of Class A Common Stock

If you are a non-U.S. holder, subject to the discussion below under “Backup Withholding and Information Reporting,” you generally will not be subject to U.S. federal income or withholding tax on dividends (if any) paid on shares of Class A common stock or gain upon the disposition of shares of Class A common stock, unless:

•
the income or gain is “U.S. trade or business income,” which means income or gain that is effectively connected with your conduct of a trade or business, or a permanent establishment or a fixed base, in the United States; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

If the first subparagraph above applies, then you generally will be subject to regular U.S. income tax in the same manner as if such income or gain were realized by a U.S. holder.  In addition, if you are a corporation, then such income or gain may be subject to a branch profits tax at a rate of 30%, or such lower rate provided by an applicable income tax treaty.  If the second subparagraph applies, then you generally will be subject to tax at a rate of 30%, subject to reduction by an applicable income tax treaty.

Backup Withholding and Information Reporting

If you hold your shares of Class A common stock through a non-U.S. office of a non-U.S. related broker or financial institution, then information reporting and backup withholding generally will not be required.  Information reporting, and possibly backup withholding, may apply if you hold your shares of Class A common stock through a U.S. or U.S.-related broker or financial institution or a U.S. office of a non-U.S. broker or financial institution and you fail to provide appropriate identifying information.  You should consult your tax advisor regarding the application of these rules.

LEGAL MATTERS

Various legal matters will be passed upon for us by Katten Muchin Rosenman LLP, New York, United States as to matters of United States federal law, and by Conyers, Dill & Pearman, Hamilton, Bermuda, as to matters of Bermuda law.  In connection with the preparation of this prospectus, Conyers Dill & Pearman has relied upon the information provided to it by the Company, and has not made any systematic effort to verify the information contained herein.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of Central European Media Enterprises Ltd.'s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements and the financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the registration and sale of the shares of Class A common stock registered hereby, all of which will be paid by the registrant:

SEC registration fee	$	*
Legal fees and expenses		**
Accounting fees and expenses		**
Miscellaneous expenses		**
Total	$	**

*              To be deferred pursuant to Rule 456(b) and calculated in connection with the offering of shares of our Class A common stock under this registration statement pursuant to Rule 457(r).

**            These fees and expenses will vary based on the number of issuances and amount of securities offered and thus cannot be estimated at this time.

Item 15.  Indemnification of Trustees and Officers.

Under Bermuda law and our bye-laws, the Directors, Secretary and other officers (such term to include any person appointed to any committee by the Board) for the time being and each such person who is or was or had agreed to become a Director or officer of Central European Media Enterprises Ltd. and each such person who is or was serving or who had agreed to serve as an employee or agent of Central European Media Enterprises Ltd. or as a Director, officer, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise in which Central European Media Enterprises Ltd. is or was engaged acting in relation to any of the affairs of the Company for the time being acting in relation to any of the affairs of Central European Media Enterprises Ltd. and every one of them, and their heirs, executors and administrators, are indemnified and secured harmless out of the assets and profits of Central European Media Enterprises Ltd. from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, purported to be done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, or on behalf of Central European Media Enterprises Ltd. or purportedly on behalf of Central European Media Enterprises Ltd., none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Central European Media Enterprises Ltd. shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Central European Media Enterprises Ltd. shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. Subject to the provisions of the Companies Act 1981 of Bermuda, as amended, and without limiting the generality or the effect of the foregoing, Central European Media Enterprises Ltd. may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in our bye-laws.

Each shareholder agrees under our bye-laws to waive and release any claim or right of action such shareholder might have, whether individually or by or in the right of Central European Media Enterprises Ltd., against any Director or officer on account of any act done, purported to be done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts by such Director or officer, or the failure of such Director or officer to take any action in the performance of his duties with or for CME, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or officer.

The indemnity provided in our bye-laws shall extend, as a matter of contract between each shareholder and each former Director and officer of the Company and their heirs, executors and administrators, to any act done, purported to be done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts by the former Directors and officers of the Company. The waiver of claims or right of action by each shareholder provided shall extend, as a matter of contract between each shareholder and each former Director and officer of the CME and their heirs, executors and administrators, to any act done, purported to be done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts by the former Directors and officers of the CME.

Any repeal or modification of our bye-laws affecting the above provisions shall not adversely affect any right or protection existing under our bye-laws immediately prior to such repeal or modification.

Item 16.  Exhibits.

The following exhibits are included in this report:

Exhibit Number	Description

4.1
Specimen certificate for shares of Class A common stock (incorporated by reference to Exhibit 4.01 to Amendment No. 1 to our Registration Statement on
Form S-1 (File No. 33-80344) filed with the Commission on August 19, 1994).

4.2	Memorandum of Association (incorporated by reference to Exhibit 3.01 to our Registration Statement on Form S-1 (File No. 33-80344) filed with the Commission on June 19, 1994).

4.3	Amended and Restated Bye-Laws (incorporated by reference to Exhibit 3.02 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission on February 25, 2009).

5.1	Opinion of Conyers Dill & Pearman regarding the validity of the shares of Class A common stock being registered hereby.

23.1	Consent of Conyers Dill & Pearman (contained in Exhibit 5.1).

23.2	Consent of Deloitte LLP.

Item 17.  Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)              To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)              To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)               That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)               To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)               That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)              That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)             The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)             The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Prague, the Czech Republic, on this 4th day of March 2009.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:	/s/ Adrian Sarbu
Adrian Sarbu
President and Chief Operating Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Adrian Sarbu and Wallace Macmillan, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments and any subsequent Registration Statement filed pursuant to Rule 462(b) under the Securities Act) to this Registration Statement, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Ronald. S. Lauder	Chairman of the Board of	March 4, 2009
Ronald S. Lauder	Directors

/s/ Herbert A. Granath	Vice Chairman of the Board of	March 4, 2009
Herbert A. Granath	Directors

/s/ Adrian Sarbu	President and Chief Operating	March 4, 2009
Adrian Sarbu	Officer
(Principal Executive Officer)

/s/ Wallace Macmillan	Chief Financial Officer	March 4, 2009
Wallace Macmillan	(Principal Financial Officer and
Accounting Officer)

/s/ Frank Ehmer	Director	March 4, 2009
Frank Ehmer

/s/ Charles R. Frank, Jr.	Director	March 4, 2009
Charles R. Frank, Jr.

/s/ Herbert Kloiber	Director	March 4, 2009
Herbert Kloiber

/s/ Igor Kolomoisky	Director	March 4, 2009
Igor Kolomoisky

/s/ Alfred W. Langer	Director	March 4, 2009
Alfred W. Langer

/s/ Bruce Maggin	Director	March 4, 2009
Bruce Maggin

/s/ Ann Mather	Director	March 4, 2009
Ann Mather

/s/ Duco Sickinghe	Director	March 4, 2009
Duco Sickinghe

/s/ Christian Stahl	Director	March 4, 2009
Christian Stahl

/s/ Eric Zinterhofer	Director	March 4, 2009
Eric Zinterhofer

EXHIBIT INDEX

4.1
Specimen certificate for shares of Class A common stock (incorporated by reference to Exhibit 4.01 to Amendment No. 1 to our Registration Statement on Form S-1 (File No. 33-80344) filed with the Commission on August 19, 1994).

4.2	Memorandum of Association (incorporated by reference to Exhibit 3.01 to our Registration Statement on Form S-1 (File No. 33-80344) filed with the Commission on June 19, 1994).

4.3	Amended and Restated Bye-Laws (incorporated by reference to Exhibit 3.02 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Commission on February 25, 2009).

5.1	Opinion of Conyers Dill & Pearman regarding the validity of the shares of Class A common stock being registered hereby.

23.1	Consent of Conyers Dill & Pearman (contained in Exhibit 5.1).

23.2	Consent of Deloitte LLP.